EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 7, 2004 (except for the sixth and seventh paragraphs of Note 16, as to which the date is June 9, 2004), accompanying the consolidated financial statements of QC Holdings, Inc. and subsidiaries contained in the Registration Statement and Prospectus, Registration No. 333-115297. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/S/    GRANT THORNTON LLP

Kansas City, Missouri

July 9, 2004